ShengdaTech Announces Findings of Internal Investigation

SAN FRANCISCO, Oct. 17, 2012 /PRNewswire-FirstCall/ -- ShengdaTech, Inc. ("ShengdaTech" or the "Company") (SDTHQ) today announced the findings of the Special Committee of the Board of Directors of the Company based on the results of an internal investigation.

As previously disclosed on March 15, 2011, the Company appointed the Special Committee of the Board of Directors, consisting of the Company's independent directors. The Special Committee was granted, among other things, full authority to investigate potentially serious discrepancies and unexplained issues relating to the Company and its subsidiaries' financial records identified by KPMG, the Company's former independent registered public accounting firm, in the course of their audit of the consolidated financial statements for the fiscal year ended December 31, 2010.

Skadden Arps Slate Meagher & Flom LLP was retained in May 2011 by the Special Committee to conduct the internal investigation. Prior to Skadden, from March 7, 2011, the Special Committee had been represented by O'Melveny & Myers LLP. The Special Committee was also assisted in the investigation by Corporate Counsel, Greenberg Traurig, LLP. Neither Skadden nor O'Melveny had any prior relationship with the Company.

During the course of their investigation, the Special Committee removed former CEO and President Xiangzhi Chen from all positions held at the Company and successfully authorized and directed the Company to file for chapter 11 protection in order to safeguard assets and allow the investigation to proceed.

The Special Committee's investigation, among other key findings, confirmed KPMG's initial reports concerning discrepancies and/or issues relating to the Company's financial records that were identified during the course of the audit for the year ended December 31, 2010. Furthermore, upon conclusion of the internal investigation, the Special Committee recommended that the Board of Directors, or the Liquidating Trust formed under the Company's confirmed plan of reorganization, take the following measures:

  Continue the litigation in the Peoples Republic of China ("PRC") to regain control of the Company's assets in the PRC and pursue criminal and civil actions, as appropriate, in the United States and the PRC against the parties responsible.
  Pursue the links between PRC operating subsidiaries and potential related third parties to recover assets.

The Board of Directors has accepted the Special Committee's recommendations.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contact:

ShengdaTech, Inc.
Michael Kang
Tel: (415) 490-2308
Email: mkang@alvarezandmarsal.com